SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2011

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02  Unregistered Sales of Equity Securities.

On September 7, 2011, CytRx Corporation (“we,” “us,” “our” or the “Company”) entered into a non-exclusive investment banking agreement with a consultant to the Company.  In connection with the agreement, we issued three-year warrants to the consultant to purchase up to 1,500,000 shares of our common stock at an exercise price of $1.10 per share and up to 500,000 shares of our common stock at an exercise price of $0.64 per share.  The exercise prices and number of warrant shares will be subject to adjustment in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction involving our common stock, among other events as described in the warrants. The warrants will vest in twelve monthly installments so long as the investment banking agreement continues to be in effect.  If, however, a specified trigger event occurs prior to the first anniversary of issuance or within 30 days of any termination of the investment banking agreement, the warrants will become fully vested, and if no trigger event occurs prior to the first anniversary of issuance and the investment banking agreement has not been terminated prior to such anniversary, the number of shares purchasable upon exercise of the warrants will be reduced to 150,000 shares of our common stock at an exercise price of $1.10 per share and 50,000 shares of our common stock at an exercise price of $0.64 per share.

The foregoing is a summary only of the terms and provisions of the warrants and is qualified by the full text of the form or warrant, a copy of which is attached as Exhibit 4.1 to this report.

The issuance of the warrants described above was, and any subsequent issuance of warrant shares will be, made without registration under the Securities Act of 1933 in reliance upon exemptions from registration afforded by Section 4(2) of the Act and Regulation D under the Act.

ITEM 9.01  Financial Statements and Exhibits

(c) Exhibits.

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which is incorporated herein by reference

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2011	CYTRX CORPORATION By: /s/ JOHN CALOZ John Caloz Chief Financial Officer